Exhibit 99.1

News Release

May 6, 2019

Intermolecular to be acquired by Merck KGaA, Darmstadt, Germany for $1.20 per share in an all cash transaction

•	Acquisition to strengthen technology offering and diversify performance materials portfolio of Merck KGaA, Darmstadt, Germany

•	Transaction expected to close in the second half of 2019

San Jose, California, May 6, 2019 – Intermolecular, Inc. (NASDAQ: IMI) has signed a definitive agreement pursuant to which a wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, a leading science and technology company, will acquire Intermolecular for $1.20 per share in an all cash transaction, representing an equity value of Intermolecular of approximately $62 million. The acquisition has been unanimously approved by Intermolecular’s Board of Directors and the Executive Board of Merck KGaA, Darmstadt, Germany.

“We are pleased to become an integral part of Merck KGaA, Darmstadt, Germany’s leading electronic materials business and look forward to all of the new and exciting opportunities we see for our customers and employees. We believe our technology expertise is very complementary and creates a unique offering that will continue to shape the innovations of tomorrow,” said Chris Kramer, President and Chief Executive Officer of Intermolecular.

“Intermolecular’s unique capabilities in rapid material screening, in combination with the R&D pipeline of Merck KGaA, Darmstadt, Germany, will allow us to offer our customers faster materials innovation, through parallel composition experiment and full performance testing and characterization,” said Kai Beckmann, member of the Merck KGaA, Darmstadt, Germany Executive Board and CEO of Performance Materials. “We are excited to join forces with Intermolecular, and bring significant advantages to our customers compared to conventional materials R&D.”

News Release

The transaction is expected to close in the second half of 2019, subject to the approval of Intermolecular’s stockholders, clearance by the Committee on Foreign Investment in the United States (CFIUS) and the satisfaction of other customary closing conditions.

Merck KGaA, Darmstadt, Germany, will acquire Intermolecular through its wholly owned subsidiary EMD Group Holding II, Inc.

As a result of this transaction, Intermolecular will not be holding its previously scheduled conference call on May 14, 2019.

Advisors

Cowen served as exclusive financial advisor to Intermolecular and Latham & Watkins LLP served as Intermolecular’s legal advisor. Nixon Peabody LLP served as Merck KGaA, Darmstadt, Germany’s legal advisor.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise, accelerated learning and experimentation platform, and information and analytics infrastructure, Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation. Learn more at www.intermolecular.com.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across healthcare, life science and performance materials. Around 52,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From advancing gene editing technologies and discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2018, Merck KGaA, Darmstadt, Germany, generated sales of € 14.8 billion in 66 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany operate as EMD Serono in healthcare, MilliporeSigma in life science, and EMD Performance Materials. Since its founding 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company.

News Release

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain statements that do not relate solely to historical or present facts and circumstances and which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the proposed transaction involving Intermolecular, Inc. (“Intermolecular”), EMD Group Holding II, Inc. (“Parent”) and Merck KGaA, Darmstadt, Germany (“Merck KGaA”) and the ability of Intermolecular, Parent and Merck KGaA to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, or are based on current expectations, estimates, forecasts and projections. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goals,” “intend,” “likely,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and variations of such words and similar expressions. Such forward-looking statements include, among others, Intermolecular’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. Actual performance or results may differ materially from those expressed in or suggested by forward-looking statements as a result of various risks, uncertainties, assumptions and other factors, including, without limitation: (i) the risk that any of the conditions to the consummation of the proposed transaction are not satisfied, including the failure to timely or at all obtain the approval of Intermolecular’s stockholders or required regulatory approvals; (ii) the risk that the occurrence of any event, change or other circumstance could give rise to the termination of the merger agreement; (iii) the effect of the announcement or pendency of the proposed transaction on Intermolecular’s business relationships, operating results and business generally and Intermolecular’s ability to hire and retain key personnel; (iv) risks related to diverting management’s attention from Intermolecular’s ongoing business operations; (v) the outcome of any legal proceeding related to the proposed transaction; (vi) unexpected costs, charges or expenses resulting from the proposed transaction; (vii) certain restrictions on Intermolecular’s conduct during the pendency of the proposed transaction that may adversely affect Intermolecular’s ability to pursue certain business opportunities or strategic transactions; (viii) legislative, regulatory and economic developments and market conditions; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (xi) other risks described in Intermolecular’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to (A) those described under the heading “Risk Factors” in Intermolecular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, (B) those described under the heading “Risk Factors” in Intermolecular’s definitive proxy statement that has or will be filed by Intermolecular with the SEC and (C) the other filings made by Intermolecular with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Any forward-looking statement made in this communication speaks only as of the date on which it is made. You should not put undue reliance on any forward-looking statements. Intermolecular undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If Intermolecular does update one or more forward-looking statements, no inference should be drawn that Intermolecular will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Intermolecular, Parent and Merck KGaA. In connection with the proposed transaction, Intermolecular will file with the SEC, and mail or otherwise provide to its stockholders, a definitive proxy statement (the “Proxy Statement”) with respect to a special meeting of Intermolecular’s stockholders to approve the proposed transaction. Intermolecular may also file or may have previously filed other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that may be or may have been filed by Intermolecular with the SEC. INTERMOLECULAR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT

News Release

BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY INTERMOLECULAR WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, OR INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain free copies of the Proxy Statement and other documents filed by Intermolecular with the SEC (when available) at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the Proxy Statement and other documents filed by Intermolecular with the SEC (when available) by visiting the Intermolecular Investor Relations page on the Intermolecular website at ir.intermolecular.com or by directing a request to following:

Intermolecular Corporate Contact

Bill Roeschlein

Intermolecular, Inc.

Chief Financial Officer

bill.roeschlein@intermolecular.com

(408) 582-5415

Participants in the Solicitation

Intermolecular and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Intermolecular’s stockholders in connection with the proposed transaction. Stockholders may obtain information regarding the names, affiliations and interests of Intermolecular’s directors and executive officers in Intermolecular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 8, 2019, as amended on April 29, 2019. Additional information regarding the interests of such individuals in the proposed transaction will be included in the Proxy Statement when it is filed with the SEC.